Exhibit 5.2

November 15, 2004

VIA HAND DELIVERY

Zions Bancorporation

One South Main, Suite 1134

Salt Lake City, Utah 84111

Zions Capital Trust C

Zions Capital Trust D

c/o Zions Bancorporation,

One South Main Street, Suite 1134

Salt Lake City, Utah 84111

Ladies and Gentlemen:

We have acted as counsel to Zions Bancorporation, a Utah corporation (the “Company”), in providing this opinion with respect to the registration under the Securities Act of 1933 (the “Act”) of $1,100,000,000 aggregate initial offering price of:

(a) senior and subordinated debt securities (collectively, the “Debt Securities”) of the Company;

(b) capital securities of each of Zions Capital Trust C and Zions Capital Trust D (the “Capital Securities”) representing undivided beneficial interests in the assets of Zions Capital Trust C and Zions Capital Trust D, as applicable, each of which is a Delaware statutory business trust (each a “Trust” and, collectively, the “Trusts”);

(c) guarantees by the Company, on a subordinated basis, of the payment of distributions and the redemption or liquidation price of the Capital Securities (the “Guarantees”); and

(d) junior subordinated debentures issuable by the Company to the Trusts (the “Debentures” and collectively with the Debt Securities, the Capital Securities and the Guarantees, the “Securities”); on Form S-3, as amended from time to time (collectively the “Registration Statement”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with our representation of the Company in this matter, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to or appropriate for our opinion contained in this letter (the “Transaction Documents”). In our examination of the Transaction Documents, we have assumed the genuineness of all signatures that exist on those documents and have assumed the authenticity and regularity of each of the Transaction Documents submitted to us. We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible. We have also assumed that the indentures relating to the Debt Securities have been duly authorized, executed and delivered by the trustee thereunder, an assumption we have not independently verified.

Based upon and in reliance on the foregoing, it is our opinion that:

1. The Company is a duly organized and existing corporation under the laws of the State of Utah.

2. Debt Securities. When the Registration Statement has become effective under the Act, when the terms of the Debt Securities and their issuance and sale have been duly established in conformity with the applicable indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Debt Securities have been duly executed and authenticated in accordance with the applicable indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2) Debentures and Guarantees. When the Registration Statement has become effective under the Act and:

(a) the guarantee agreement related to the Guarantee of the Capital Securities of a Trust (the “Guarantee Agreement”) has been duly authorized, executed and delivered by each of the parties thereto substantially in the form filed as an exhibit to the Registration Statement;

(b) the amended and restated trust agreement related to the issuance of Capital Securities by such Trust (the “Amended and Restated Trust Agreement”) has been duly authorized, executed and delivered by each of the parties thereto substantially in the form filed as an exhibit to the Registration Statement;

(c) the indenture relating to the Debentures has been duly authorized, executed and delivered by each of the parties thereto substantially in the form filed as an exhibit to the Registration Statement, the terms of the corresponding Debentures and of their issuance and sale have been duly established in conformity with the indenture so as not to violate any applicable law or result in a default or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Debentures have been duly executed and authenticated in accordance with the indenture and issued and sold to such Trust as contemplated in the Registration Statement; and

(d) the terms of the Capital Securities and their issuance and sale by such Trust have been duly established in conformity with the Trust’s Amended and Restated Trust Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon such Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over such Trust, and the Capital Securities have been duly authorized, executed, authenticated and issued and sold in accordance with the Amended and Restated Trust Agreement and as contemplated in the Registration Statement;

the Debentures and the Guarantees relating to the Capital Securities of such Trust will constitute valid and legally binding obligations of the Company subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Our opinion, as set forth herein, is subject to the following further qualifications:

(A) This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

(B) Members of our firm are admitted to the Bar in the State of Utah. This opinion is limited to the federal laws of the United States and the laws of the States of Utah and New York, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. With respect to all matters of New York law, we have, with your approval, relied upon the opinion, dated the date hereof, of Sullivan & Cromwell LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell LLP. We believe you and we are justified in relying on such opinion for such matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Validity of the Debt Securities” and “Validity of the Securities” in the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ CALLISTER NEBEKER & MCCULLOUGH

A Professional Corporation